UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	May 12, 2006

THE CHILDREN'S PLACE RETAIL STORES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-23071 (Commission File Number)	31-1241495 (IRS Employer ID Number)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(201) 558-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Ezra Dabah Amended and Restated Employment Agreement

On May 12, 2006 we entered into an amended and restated employment agreement with Ezra Dabah, our Chairman of the Board of Directors and Chief Executive Officer. Mr. Dabah's amended and restated employment agreement provides that he will serve as our Chairman and Chief Executive Officer of the Company from the effective date of the agreement, for successive three year periods, subject to termination in accordance with the termination provisions of the agreement. Mr. Dabah's salary for the initial year is $1,000,000, subject to annual review. Mr. Dabah is entitled to receive an annual bonus, pursuant to the Annual Management Incentive Bonus Plan (subject to stockholder approval of such plan), in an amount equal to the product of (a) Mr. Dabah's annual base salary, times (b) a percentage equal to or greater than 100% as determined by the compensation committee in their discretion, times (c) a bonus percentage based upon Mr. Dabah's performance in accordance with a schedule adopted by the compensation committee for all senior executives, except that Mr. Dabah's bonus percentage will not be more than 200%. Mr. Dabah's amended and restated employment agreement also provides for certain insurance and other benefits to be maintained and paid by us.

Mr. Dabah's amended and restated employment agreement provides that if Mr. Dabah's employment is terminated by us without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the agreement), we will be required to pay Mr. Dabah, as a lump sum, an amount equal to three times his base salary then in effect. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation, and all outstanding unvested stock options under our stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, we also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. Mr. Dabah's employment agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business or solicit our directors, officers and employees for a period of five years following termination of his employment.

Neal Goldberg Amended and Restated Employment Agreement

On May 12, 2006 we entered into an amended and restated employment agreement with Neal Goldberg, our President. Mr. Goldberg's amended and restated employment agreement provides that he will serve as our President until such time as his employment is terminated in accordance with the termination provisions thereof. Mr. Goldberg's current salary is $690,000 per year, subject to annual review. Mr. Goldberg is also entitled to receive an annual bonus, pursuant to the Annual Management Incentive Bonus Plan (subject to stockholder approval of such plan), in an amount equal to the product of (a) Mr. Goldberg's annual base salary, times (b) a percentage equal to or greater than 60% as determined by the compensation committee in their discretion, times (c) a bonus percentage based upon Mr. Goldberg's performance in accordance with a schedule adopted by the compensation committee for all senior executives, except that Mr. Goldberg's bonus will not be more than 200%. We previously granted Mr. Goldberg 250,000 stock options on January 22, 2004, which vest over a five-year period, and 50,000 stock options on April 21, 2005, which vested over a five-year period. On January 27, 2006, the vesting schedule for the 50,000 options was accelerated such that all of these options are immediately exercisable. We had separately agreed to pay Mr. Goldberg a cash adjustment in the amount of $650,000, representing the difference between the aggregate exercise price for the 50,000 options granted on April 21, 2005 and the aggregate exercise price for such options that would have applied if such options had been granted on January 22, 2004. The $650,000 was to be paid in five equal installments of $130,000. We made the first installment payment in May 2005 and the second installment payment on January 31, 2006. Pursuant to Mr. Goldberg's amended and restated employment agreement, we have agreed to make the subsequent $130,000 payments to him on January 31, 2007, January 31, 2008 and January 31, 2009, subject to Mr. Goldberg's continued employment on such dates.

Mr. Goldberg's amended and restated employment agreement provides that if Mr. Goldberg's employment is terminated by us without cause, or by Mr. Goldberg for good reason or following a change in control (as each such term is defined in the agreement), we will be required to pay Mr. Goldberg his base salary then in effect for one year following such termination, which amount will be payable in monthly installments following his termination. If Mr. Goldberg's employment is terminated by us without cause or by Mr. Goldberg for good reason, a portion of the stock options scheduled to vest for that period based on Mr. Goldberg's termination date will immediately vest. If Mr. Goldberg's employment is terminated due to a change of control or disability or if Mr. Goldberg dies, all of his outstanding unvested stock options will immediately vest. Mr. Goldberg's amended and restated employment agreement also provides that Mr. Goldberg will not engage or be engaged in a competing business or solicit our directors, officers and employees for a period of one year following termination of his employment.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN'S PLACE RETAIL STORES, INC. By: /s/ Steven Balasiano Name: Steven Balasiano Title: Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Dated: May 18, 2006